Contact:	Alexion Pharmaceuticals, Inc. Vikas Sinha Sr. VP & CFO 203-272-2596	Rx Communications Rhonda Chiger (Investors) 917-322-2569

Alexion Pharmaceuticals Reports Fourth Quarter and Year End 2006 Results

Cheshire, Conn., February 15, 2007 – Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter, Alexion (the “Company”) reported revenues of $0.2 million and a net loss of $39.3 million, resulting in a basic and diluted loss per share of $1.19 compared to revenues of $0.4 million, a net loss of $34.5 million and basic and diluted loss per share of $1.12 for the same period last year.

Total reported operating expenses for the fourth quarter were $41.1 million, including $7.1 million related to the closure of the Company’s San Diego office, compared to $36.6 million for the same period last year. Due to changes in GAAP for share-based compensation, operating expenses for the three months reported include $9.2 million of share-based compensation expense compared to $2.2 million in the same period last year. Research and development expenses for the fourth quarter ended December 31, 2006 were $17.3 million compared to $27.3 million for the same period last year. General and administrative expenses were $23.7 million, including $7.1 million related to the closure of the Company’s San Diego office, for the fourth quarter ended December 31 2006, compared to $9.3 million for the same period last year.

The Company posted investment income for the fourth quarter ended December 31, 2006 of $2.3 million compared to $1.9 million for the same period last year, reflecting higher market interest rates and higher principle balance. The higher principal balance is a result of the November 2006 issuance of 3.45 million shares of common stock in a public offering at $43.00 per share, resulting in net proceeds of $140.2 million. Interest expense was $0.8 million compared to $0.7 million for the same period last year.

Excluding share-based compensation expenses, total operating expenses for the fourth quarter ended December 31 2006 were $31.9 million (non-GAAP, due to the exclusion of share-based compensation expense) compared to $34.3 million in the same period last year. Excluding share-based compensation expenses, the Company’s research and development expenses for the fourth quarter ended December 31, 2006 were $14.8 million (non-GAAP, due to the exclusion of share-based compensation expense) compared to $26.2 million for the same period last year. The decrease in research and development expenses resulted primarily from lower spending related to the pexelizumab programs, partially offset by higher payroll and benefits costs to support research and development activities and costs for the SHEPHERD and E05-001 (extension) PNH clinical studies. Excluding share-based compensation expenses, the Company’s general and administrative expenses were $17.1 million (non-GAAP, due to the exclusion of share-based compensation expense) for the fourth quarter ended December 31, 2006 compared to $8.2 million for the same period last year. The increase resulted principally from increased staff dedicated to commercial development activities and higher professional fees principally for commercial, patent and technology activities, as well as costs related to closure of the San Diego office.

The closure of the San Diego office impacted the Company’s general and administrative expenses by $7.1 million in the fourth quarter ended December 31, 2006. Share-based compensation expenses recorded in the fourth quarter include $4.3 million related to the closure.

The Company incurred a non-GAAP net loss for the fourth quarter ended December 31, 2006 of $30.0 million, or $0.90 per common share, versus a non-GAAP net loss of $32.3 million, or $1.04 per common share, respectively, for the same period last year.

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Year End Results

For the year ended December 31 2006, the Company reported revenues of $1.6 million compared to revenues of $1.5 million for the same period last year.

Total reported operating expenses for the year ended December 31, 2006 and 2005 were $138.6 million and $133.3 million, respectively. Due to changes in GAAP, reported expenses for the year ended December 31, 2006 include $20.6 million of share-based compensation expense, compared to $4.7 million for the same period in 2005. Research and development expenses were $83.2 million for the year ended December 31, 2006 compared to $107.8 million for the same period last year. General and administrative expenses were $55.4 million for the year ended December 31, 2006 compared to $25.5 million for the same period during 2005.

The Company posted investment income for the year ended December 31, 2006 of $8.1 million compared to $6.6 million for the same period last year, reflecting higher market interest rates. Interest expense was $2.8 million compared to $4.2 million for the same period during 2005.

Excluding share-based compensation expenses, total operating expenses for the year ended December 31, 2006 and 2005 were $118.0 million and $128.6 million, respectively (non-GAAP for both years, due to the exclusion of share-based compensation expense). Excluding share-based compensation, research and development expenses were $74.1 million for the year ended December 31, 2006 compared to $105.3 million for the same period last year (non-GAAP, due to the exclusion of share-based compensation expense). The decrease in research and development expenses was caused primarily by the completion of the pexelizumab programs, partly offset by higher payroll and benefits costs. Excluding share-based compensation expenses, the Company’s general and administrative expenses were $43.9 million for the year ended December 31, 2006 compared to $23.3 million for the same period during 2005 (non-GAAP, due to the exclusion of share-based compensation expense). The increase in general and administrative expenses was primarily due to expanded commercialization activities in preparation of the launch of Soliris™, causing higher expenses for payroll and benefits, higher professional service fees, as well as costs related to closure of the San Diego office.

The Company incurred a net loss for the year ended December 31, 2006 of $131.5 million, or $4.15 basic and diluted net loss per common share, compared to a net loss of $131.3 million, or $4.30 basic and diluted net loss per common share, for the same period during 2005.

The Company incurred a non-GAAP net loss for the year ended December 31, 2006 of $110.9 million, or $3.54 per common share, versus a non-GAAP net loss of $126.7 million, or $4.14 per common share, respectively, for the same period during 2005

In connection with the purchase and upgrade of its manufacturing facility in Rhode Island, the Company capitalized purchase and renovation costs of $28.8 million as of December 31, 2006.

As of December 31, 2006, the Company had approximately $250.1 million in cash, cash equivalents, and marketable securities as compared to $212.5 million at December 31, 2005. This increase in cash, cash equivalents and marketable securities as compared to December 31, 2005, was due primarily to the issuance of 3.45 million shares of common stock in a public offering in November 2006 at $43.00 per share, resulting in net proceeds of $140.2 million.

Non-GAAP Financial Information - Non-GAAP financial information is utilized by Alexion’s management to better understand the comparative operating performance of the Company. Reconciliation between non-GAAP financial measures and GAAP financial measures is included in the table accompanying this press release following the unaudited Selected Financial Data.

Regulatory and Clinical Update – Soliris™ (eculizumab)

During November 2006, Alexion announced that its U.S. and European marketing applications for the use of Soliris™ (eculizumab) for patients with paroxysmal nocturnal hemoglobinuria (PNH) have been accepted for review by the U.S Food and Drug Administration (FDA) and the European Medicines Evaluation Agency (EMEA), respectively.

Also during November 2006, the Company announced that the FDA has designated the U.S. Biologics License Application (BLA) for Soliris™ (eculizumab) for Priority Review. Priority Review targets an FDA action within six months of the BLA submission date. The Company submitted the BLA to the FDA in September 2006. Priority

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Review status is granted by the FDA to products that, if approved, would be a significant improvement over existing therapies. The FDA’s grant of Priority Review follows the earlier determination by the EMEA to evaluate the European Market Authorization Application (MAA) for SolirisTM (eculizumab) under that agency’s Accelerated Assessment procedure. EMEA guidelines provide that Accelerated Assessment may be utilized if the medicinal product is of major public health interest, particularly from the point of view of therapeutic innovation. The EMEA Accelerated Assessment procedure provides that the review part of the overall MAA review timeline is shortened (150 days versus 210 days).

During December 2006, results from the Company’s open label Phase III SHEPHERD PNH study were presented at the 48th Annual Proceedings of the American Society of Hematology (ASH) in Orlando, Florida. Results from the SHEPHERD study showed that Soliris™ (eculizumab) appeared to be safe and well tolerated, and that Soliris™ (eculizumab) appeared to provide clinically and statistically significant improvements in intravascular hemolysis, anemia, fatigue and quality of life in patients with PNH during the study’s 52 weeks of treatment.

Additional results from SHEPHERD, as well as other studies evaluating Soliris™ (eculizumab), were also presented at the 2006 ASH meetings in December, including the following abstracts:

•	“The Terminal Complement Inhibitor Eculizumab Reduces Thrombosis in Patients with Paroxysmal Nocturnal Hemoglobinuria”

•	“Treatment with the Terminal Complement Inhibitor Eculizumab Improves Anemia in Patients with Paroxysmal Nocturnal Hemoglobinuria: Phase III TRIUMPH Study Results”

•	“Safety and Efficacy of the Terminal Complement Inhibitor Eculizumab in Patients with Paroxysmal Nocturnal Hemoglobinuria: Interim SHEPHERD Phase III Clinical Study”

“2006 was a watershed year for Soliris, Alexion and the PNH Community,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “The successful completion of the Phase III TRIUMPH and SHEPHERD clinical trials now gives way to our preparation for a successful global launch of Soliris in 2007, if and when approved by the FDA and EMEA. Throughout, our focus remains on meeting the needs of PNH patients and on educating the healthcare community about this debilitating disease that often shortens lives. To this end, we are extremely gratified that, even prior to marketing authorization, patients suffering from PNH have access to Soliris through an Expanded Access Program granted by the FDA.”

Financial Guidance

For 2007, GAAP-based total operating costs for the year ending December 31, 2007 is expected to be in a range of $160 to $180 million. The projected increase in 2007 total operating costs, compared to 2006, will result principally from Soliris™ (eculizumab) launch preparations, commercial launch, sales support and patient access program activities, as well as a significant increase in personnel in the U.S. and in Europe to support these activities. Excluding the expense of employee stock options and other share-based compensation expense, the projected non-GAAP total operating costs for 2007 are expected to be $140 to $160 million. Within this non-GAAP projected total operating costs, R&D costs in 2007 are expected to be approximately $50 to $60 million. No sales guidance is being provided for 2007 due to significant uncertainties related to the timing of Soliris™ (eculizumab) revenue in the U.S. and Europe.

The financial results and the amount of net loss that is likely in 2007 may and will vary depending upon many factors, including the extent and speed with which the Company receives market approval for Soliris™ (eculizumab), pricing of Soliris™ (eculizumab), ramp-up of Soliris™ (eculizumab) product sales and reimbursements from third-party insurers, government agencies and other third party payors.

“We have continued to build our commercial infrastructure in preparation for the launch of Soliris and I am extremely proud of the commercial team we have developed. Together, we have established an extremely strong infrastructure in both the U.S. and Europe that includes sales, marketing, case and account management and supply chain capabilities,” said David Keiser, President and Chief Operating Officer of Alexion. “We had a significant presence at the ASH meeting in December and interest and excitement about Soliris continues to build amongst the physician community. All of the elements are coming together to meet our aggressive goals for a successful launch of Soliris once we receive marketing approval.”

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Conference Call/Web cast Information

Alexion will host a conference call/webcast to discuss matters mentioned in this release. The call is scheduled for February 15th at 9:00 a.m., Eastern Time. To participate in this call, dial 719-457-2629, confirmation code 4897495, shortly before 9:00 a.m., Eastern Time. A replay of the call will be available for a limited period following the call, beginning at 12:00 p.m, Eastern Time. The replay number is 719-457-0820, confirmation code 4897495. The audio webcast can be accessed at: www.alexionpharm.com.

About Alexion

Alexion Pharmaceuticals is a biotechnology company working to develop and deliver life-changing drug therapies for patients with serious and life-threatening medical conditions. Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including hematologic diseases, cancer, and autoimmune disorders. Alexion’s lead product candidate, Soliris™ (eculizumab), is currently undergoing evaluation in several clinical development programs, including for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). Under the Special Protocol Assessment (SPA) process, the FDA has agreed to the design of protocols for the two Phase III trials of Soliris™ (eculizumab) in PNH patients, known as the TRIUMPH and SHEPHERD studies. All primary and secondary endpoints in the TRIUMPH and SHEPHERD studies were achieved with statistical significance, and eculizumab appeared to be safe and well tolerated in both studies. In September 2006, Alexion applied for marketing authorization with both the United States Food and Drug Administration and the European Medicines Evaluation Agency for the use of Soliris™ (eculizumab) in PNH patients. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found at: http://www.alexionpharm.com.

This news release contains forward-looking statements, including statements related to guidance regarding anticipated financial results for 2007, potential benefits and commercial potential for Soliris™ (eculizumab) clinical trial results, the progress of Soliris™ (eculizumab) towards commercial sales and timing for, and potential regulatory decisions with respect to, marketing applications for Soliris™ (eculizumab) , progress in developing commercial infrastructure and assembling a commercial team in the Untied States and Europe and interest and excitement about Soliris™ (eculizumab) in the physician community. Forward-looking statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including, ,in addition to the factors identified above in this news release, timing and evaluation by regulatory agencies of the results of clinical trials, requests by the FDA or other regulatory authorities for additional information or data after their review of our submissions, the need for additional research and testing, decision of the FDA or other regulatory authorities not to approve (or to materially limit) marketing of Soliris™ (eculizumab), delays in arranging satisfactory manufacturing capability and establishing commercial infrastructure,, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of clinical trials are not predictive of safety and efficacy results of Soliris™ (eculizumab) in broader patient populations, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, the risk that third party payors will not reimburse for the use of Soliris™ (eculizumab) at acceptable rates or at all, , the risk that Soliris™ (eculizumab) will not generate interest among the physicians, the risk that estimates regarding the number of PNH patients are inaccurate, the impact of any business development activities on currently anticipated 2007 financial results, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in our other filings with the Securities and Exchange Commission. Alexion does not intend to update any of these forward- looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

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ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

(Unaudited)

(Amounts in thousands, except per share amounts)

Consolidated Statements of Operations Data:	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Revenues	$188	$367	$1,558	$1,482

Operating expenses:
Research and development	17,344	27,332	83,225	107,755
General and administrative	23,731	9,260	55,418	25,509

Total operating expenses	41,075	36,592	138,643	133,264

Operating loss	(40,887)	(36,225)	(137,085)	(131,782)

Other income (expense):
Investment income	2,336	1,937	8,076	6,633
Interest expense	(772)	(690)	(2,837)	(4,164)
Loss on early extinguishment of debt	—	—	—	(3,185)
Other expense	(30)	—	(41)	—

Total other income (expense)	1,534	1,247	5,198	(716)

State tax benefit	103	450	373	1,154

Net Loss	$(39,250)	$(34,528)	$(131,514)	$(131,344)

Basic and diluted net loss per common share	$(1.19)	$(1.12)	$(4.15)	$(4.30)

Shares used in computing net loss per common share	33,325	30,775	31,701	30,523

Consolidated Balance Sheet Data:	As of
	December 31, 2006	December 31, 2005
Cash, cash equivalents, and marketable securities	$250,148	$212,456
Total assets	333,537	262,711
Total stockholders' equity	124,677	81,890

The following table represents a reconciliation of GAAP to non-GAAP financial information related to share-based compensation for the three months and years ended December 31, 2006 and 2005:

	Reported Amounts	Share-Based Compensation Adjustment	Excluding Share-Based Compensation
Year Ended December 31, 2006
Research and development	$83,225	$(9,141)	$74,084
General and administrative	55,418	(11,474)	43,944
Operating expenses	138,643	(20,615)	118,028
Operating loss	(137,085)	20,615	(116,470)
Net loss	(131,514)	20,615	(110,899)

Basic and diluted net loss per share	$(4.15)	$0.62	$(3.54)

Year Ended December 31, 2005
Research and development	$107,755	$(2,505)	$105,250
General and administrative	$25,509	(2,177)	23,332
Operating expenses	$133,264	(4,682)	128,582
Operating loss	(131,782)	4,682	(127,100)
Net loss	(131,344)	4,682	(126,662)

Basic and diluted net loss per share	$(4.30)	$0.15	$(4.14)

Three Months Ended December 31, 2006
Research and development	$17,344	$(2,561)	$14,783
General and administrative	$23,731	$(6,650)	17,081
Operating expenses	$41,075	(9,211)	31,864
Operating loss	$(40,887)	9,211	(31,676)
Net loss	$(39,250)	9,211	(30,039)

Basic and diluted net loss per share	$(1.19)	$0.29	$(0.90)

Three Months Ended December 31, 2005
Research and development	$27,332	$(1,146)	$26,186
General and administrative	$9,260	(1,095)	8,165
Operating expenses	$36,592	(2,241)	34,351
Operating loss	$(36,225)	2,241	(33,984)
Net loss	$(34,528)	2,241	(32,287)

Basic and diluted net loss per share	$(1.12)	$0.07	$(1.04)

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